Exhibit 99.1

Investor Contact:

Jennifer Barfoot

(323) 966-5786

jbarfoot@hillandknowlton.com

RIBAPHARM INC. ANNOUNCES FIRST QUARTER 2003 RESULTS

•	Company reports net income of $0.14 per share for the quarter
•	Progress in research and development activities continues

Costa Mesa, Calif., May 1, 2003 – Ribapharm Inc. (NYSE: RNA) today announced first quarter net income of $21.0 million, or $0.14 per share, compared with $30.0 million or $0.20 per share in the first quarter of 2002, a 29.8% decrease.

First quarter royalty revenues were $48.6 million, down 14.8% compared with $57.0 million in the first quarter 2002. Royalty revenues are derived from sales of ribavirin, a drug that Schering-Plough Ltd. and F. Hoffmann-La Roche Ltd. currently market under license from Ribapharm.

Operating income for the first quarter 2003 was $33.5 million, compared with $48.3 million in the first quarter 2002, a decrease of 30.6%. Research and development expenses increased 43.5% to $9.4 million for the first quarter, compared with $6.6 million in the first quarter of 2002. General and administrative expenses were $5.6 million for the first quarter, compared with $2.1 million in the first quarter 2002. General and administrative expenses were up year over year due to approximately $3.0 million in continuing legal costs incurred in the first quarter of 2003 to defend patents and other general business matters. The remainder of the increase is attributable to the existence of certain administrative departments that did not exist in the first quarter of 2002, prior to the Company’s initial public offering.

Kim D. Lamon, M.D., Ph.D., President and Chief Executive Officer of Ribapharm, stated, “We believe that first quarter royalties were affected by competitive efforts on the part of Schering in anticipation of Roche’s entry to the market, which began during the fourth quarter of 2002 and continued on a consistent basis into the first quarter.”

Lamon continued, “In the quarter, we extended our internal capabilities by adding a project management and biometrics function that enables us to internally manage our own clinical data for Viramidine™ and Hepavir B™ rather than having to outsource it.” He added, “Our research and development activities in the quarter demonstrate excellent progress with our clinical projects. We have concluded enrollment in our Phase 2 study with our lead compound Viramidine. An interim analysis of this trial for dose selection will be conducted when all patients have passed the twelve-week mark in the study. Enrollment continues in our U.S. multiple rising dose study of Hepavir B in patients with hepatitis B, and we have contacted investigators in Asia to conduct a similar trial. The progress we are making with our R&D activities is indicative of our team’s ongoing commitment and dedication, and we look forward to continued progress throughout the year.”

First Quarter 2003 Conference Call

Ribapharm will host an investor conference call to discuss its first quarter 2003 results today at 5:30 p.m. EDT (2:30 p.m. PDT). To participate on the call, please dial (877) 356-0536 or (706) 643-7819, and reference pass code 9833808. A webcast of the live call will be available on the Investor Relations section of the company’s Web site located at www.ribapharm.com. Participants should allow approximately five minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.

An audio replay of the call will be available by 8:30 p.m. EDT (5:30 p.m. PDT) on May 1, 2003, which can be accessed through May 8, 2003, by dialing (800) 642-1687 or (706) 645-9291 and referencing pass code 9833808. An online archive of the webcast will be available approximately four hours following the end of the live call and will be archived on Ribapharm’s Web site until June 1, 2003.

About Ribapharm

Ribapharm is a biopharmaceutical company that seeks to discover, develop, acquire and commercialize innovative products for the treatment of significant unmet medical needs, principally in the antiviral and anticancer areas.

Certain matters in this press release may constitute forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Expressions of future goals and similar expressions including, without limitation, “may,” “will,” “should,” “could,” “expects,” “does not currently expect,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “targets,” or “continue,” reflecting something other than historical fact, are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements: a loss of or decrease in revenues from our license agreement with Schering-Plough; adverse changes in the Company’s relationship with our majority stockholder, ICN Pharmaceuticals, Inc.; the risk of potential claims against certain of the Company’s research compounds; the Company’s ability to successfully develop and commercialize future products; the limited protection afforded by the patents relating to ribavirin, and possibly on future drugs, techniques, processes or products the Company may develop or acquire; the results of lawsuits or the outcome of investigations pending against ICN Pharmaceuticals, Inc. and the Company; the Company’s potential product liability exposure and lack of any insurance coverage thereof; government regulation of the pharmaceutical industry (including review and approval for new pharmaceutical products by the FDA in the United States and comparable agencies in other countries); the effects of increased competition; and the ability to attract and retain qualified personnel. For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s filings with the Securities and Exchange Commission, including especially the Company’s annual report on Form 10-K for the year ended December 31, 2002.

Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Statements Of Income

For the three months ended March 31, 2003 and 2002

	Three Months Ended March 31,
In thousands, except per share	2003	2002
Royalties	$48,583	$57,001

Total Revenues:	48,583	57,001

Research and development	9,440	6,577

General and administrative	5,600	2,077

	15,040	8,654

Income (loss) from operations	33,543	48,347

Interest, net	152	—

Income before provision for income taxes	33,391	48,347

Provision for income taxes	12,355	18,372

Net income	$21,036	$29,975

Basic earnings per share

Net income	$0.14	$0.20

Shares used in per share computation	150,000	150,000

Diluted earnings per share

Net income	$0.14	$0.20

Shares used in per share computation	150,068	150,000